Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Pre-effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Pre-effective Amendment No. 2 to the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated September 28, 2010 on the consolidated statements of financial condition of United Community Bancorp as of June 30, 2010 and 2009 and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for the years ended June 30, 2010 and 2009.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

/s/ Clark, Schaefer, Hackett & Co.
Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 1, 2011